Exhibit 4.43

EXECUTION VERSION

VOTING AGREEMENT

THIS VOTING AGREEMENT (the “Agreement”) is made and entered into as a deed as of October 31, 2017 by and among:

Tencent Holdings Limited, a company incorporated under the laws of the Cayman Islands (“Tencent”);

JD.com, Inc., a company incorporated under the laws of the Cayman Islands (“JD”); and

Bitauto Holdings Limited, a company incorporated under the laws of the Cayman Islands (“Bitauto” or the “Proxyholder”);

Each of Tencent, JD and Bitauto is referred to as a “Party” and collectively as the “Parties.” Each of Tencent and JD is referred to as an “Investor” and collectively as the “Investors.”

RECITALS

A.          The Parties and/or certain Controlled Affiliates of Parties are the holders of certain preference shares of Yixin Group Limited (the “Company”), par value US$0.0001 per share and such holders are parties to the Shareholders Agreement of the Company dated May 26, 2017 (the “Shareholders Agreement”).

B.           Pursuant to the Shareholders Agreement, each shareholder of the Company shall take all actions which are commercially reasonable to ensure that the financial results of the Group Companies will be consolidated into the Bitauto’s financial statements.

C.           In order for the Group Companies to remain consolidated with Bitauto after the consummation of a Qualified IPO, each Party is entering into this Agreement, which requires, among other things, during the term of this Agreement as specified in Section 6.1 hereof (the “Proxy Term”), each Investor to grant, or cause its Controlled Affiliate to grant, to the Proxyholder the right to vote certain number of ordinary shares as specified in Schedule 1 (subject to the adjustment set out in Schedule 1) that each Investor and/or its Controlled Affiliate will hold after the consummation of a Qualified IPO, including the ordinary shares of the Company (on an as-converted basis) acquired by such Investor and/or its Controlled Affiliate after the date hereof and before the consummation of a Qualified IPO (the “Subject Shares”), in the manner set forth herein.

D.          In addition to the grant of voting proxy as described above, the Parties also desire to enter into an agreement in connection with election or appointment of certain members of the board of directors of the Company (the “Board”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.          Definitions

Capitalized terms not otherwise defined in this Agreement shall have the meaning ascribed to them in the Shareholders Agreement.

The following terms used in this Agreement shall be construed to have the meaning set forth or referenced below.

“Agreement” has the meaning set forth in the preamble.

“Board” has the meaning set forth in the recitals.

“Bitauto” has the meaning set forth in the preamble.

“Cause” means, with respect to a director of the Board, any of the following: (i) an order is made by any competent court or official on the grounds that such director (x) is or may be suffering from mental disorder or is otherwise incapable of managing his or her affairs or (y) is convicted of a crime involving fraud, dishonesty, false statements or moral turpitude; (ii) such director is absent (without being represented by proxy) from meetings of the Board for a continuous period of 12 months without special leave of absence from the Board; (iii) such director becomes bankrupt, has a receiving order made against him or her or makes any arrangement or composition with his or her creditors generally; and (iv) such director ceases to be or is prohibited from being a director by applicable Law.

“CCASS” means the Central Clearing and Settlement System operated by Hong Kong

Securities Clearing Company Limited.

“Company” has the meaning set forth in the preamble.

“Controlled Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, is Controlled by such specified Person. For the purpose of this Agreement, the Company is not a Controlled Affiliate of any of Parties.

“Designated Director” means any of Bitauto’s Designees, Tencent’s Designees and JD Designee.

“JD” has the meaning set forth in the preamble.

“JD Designees” has the meaning set forth in Section 3.1(b).

“Listing Rules” means the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited, as amended from time to time.

“Lock-up Shares” means the ordinary shares of the Company held by Bitauto and/or its Controlled Affiliate representing 10% of the total issued share capital of the Company from time to time.

“Party” has the meaning set forth in the preamble.

“Proxyholder” has the meaning set forth in the preamble.

“Representative” means the chairman of the board of directors of the Proxyholder.

“Remaining Shares” means the total number of the ordinary shares of the Company that each of the Investors and/or their Controlled Affiliates will hold immediately upon the consummation of a Qualified IPO (as adjusted in the event there is any subsequent sale of such shares by the Investors and/or their Controlled Affiliates during the term of this Agreement) minus the Subject Shares held by each of the Investors and/or their Controlled Affiliates.

“Subject Shares” has the meaning set forth in the recitals.

“Shareholders Agreement” has the meaning set forth in the recitals.

“Tencent” has the meaning set forth in the preamble.

“Tencent Designees” has the meaning set forth in Section 3.1(a).

Section 2.          Voting of Subject Shares

Section 2.1           Subject to the Proxyholder’s complying with the terms of this Agreement, each Investor hereby agrees that solely for the purpose of consolidating the financial results of the Group Companies with the Bitauto’s financial statements, during the Proxy Term, the Proxyholder shall have the right to vote the Subject Shares, in its sole discretion, on all matters submitted to a vote of shareholders of the Company at a meeting of shareholders, except the matters in respect of which the Proxyholder is required to abstain from voting pursuant to the Listing Rules or any other applicable laws and rules (including the applicable Cayman Islands laws and rules with respect to the corporate governance). In the event that the aggregate number of the ordinary shares of the Company that the Investor and/or its Controlled Affiliate hold becomes less than the Subject Shares as specified in Schedule 1, the Subject Shares shall be adjusted accordingly and shall be equivalent to all the then ordinary shares of the Company that such Investor and/or its Controlled Affiliate will hold.

Section 2.2          Grant of Proxy. To secure each Investor’s and/or its Controlled Affiliate’s obligations to vote the Subject Shares in accordance with this Agreement, each Investor appoints the Proxyholder and its Representative, without any power of substitution, during and for the Proxy Term, as such Investor and/or its Controlled Affiliate’s true and lawful attorney in fact and proxy which are irrevocable by reason of being coupled with the interest, for and in such Investor and/or its Controlled Affiliate’s name, place and stead, to vote the Subject Shares and act for the Investor and/or its Controlled Affiliate as such Investor’s and/or its Controlled Affiliate’s proxy, at any annual, special or other meeting of the shareholders of the Company called to vote, and at any adjournment or postponement thereof, in each case subject to the limitations set forth in this Agreement.

Section 2.3          Exercise of Voting Rights. With respect to any proposed exercise of the voting rights granted under this Agreement, the Proxyholder shall provide written notice to each Investor or its applicable Controlled Affiliate as promptly as practicable prior to any shareholders’ meeting at which such matter is to be voted upon, or as promptly as reasonably practicable upon the Proxyholder becoming aware that a meeting will be held (if shorter notice of a meeting has been given to the Proxyholder); provided that the Proxyholder shall be deemed to have satisfied his obligation under this sentence if each Investor or its applicable Controlled Affiliate has received prior notice of such meeting in accordance with applicable Law. The Proxyholder shall exercise the power of attorney granted by the Investor herein in accordance with applicable laws, shall consult each of the Investors and/or its applicable Controlled Affiliate but shall not be bound by the instructions of the Investor and/or its applicable Controlled Affiliate and shall not be obliged to exercise the voting rights on behalf of the Investor and/or its applicable Controlled Affiliate.

Section 2.4          Proxyholder Liability. In voting the Subject Shares in accordance with Section 2.1 hereof, the Proxyholder and its Representative shall not be liable for any error of judgment nor for any act done or omitted, nor for any mistake of fact or law nor for anything which the Proxyholder or the Representative may do or refrain from doing in good faith in accordance with this Agreement, except for willful misconduct, fraud or gross negligence. In the case of any such willful misconduct, fraud or gross negligence, the Proxyholder shall indemnify, defend and hold harmless each of the Investors from and against any and all claims, losses, damages, liabilities, obligations, fees or expenses (including reasonable attorneys’ fees and expenses) sustained or incurred by such Investor in connection with, arising out of, or as a result thereof.

Section 2.5           Covenants.

(a) Each Investor hereby covenant and agree that prior to the expiry of the Proxy Term, the Investor shall not and shall cause its applicable Controlled Affiliate not to (i) grant any proxy, power of attorney or other authorization in or with respect to any of the Subject Shares owned by the Investor and/or its Controlled Affiliate; (ii) deposit any of the Subject Shares owned by the Investor and/or its Controlled Affiliate into any voting trust or enter into any voting agreement or other understanding or arrangement with respect to the voting rights of such Subject Shares; or (iii) take any other action which would have the effect of preventing or disabling the Investor and/or its Controlled Affiliate from performing its obligations under this Agreement.

(b) If (i) the base offering size of the Qualified IPO (excluding the over-allotment option) is below 10%; (ii) the over-allotment option of the Qualified IPO is not exercised in full; and/or (iii) the shareholding of Bitauto and/or its Controlled Affiliate in the Company increases after the effectiveness of this Agreement, the Parties shall discuss to downward adjust the number of the Subject Shares proportionately.

Section 3.          Voting Agreements Regarding the Board

Section 3.1           Designated Directors.

During the Proxy Term, the Proxyholder agrees to vote, or cause to be voted, all Shares owned by such Person, or over which such Person has voting control, from time to time and at all times, in whatever manner as shall be necessary to cause the election to the Board (but subject to the directors of the Company complying with their fiduciary duties), of:

(a)    the individual(s) designated by Tencent for nomination or appointment as director(s) of the Company from time to time (each individual, a “Tencent Designee” and collectively, “Tencent Designees”). The aggregate number of Tencent

Designees shall be:

(i) two (2) so long as the Tencent Percentage (as defined below) is at least 20%; and

(ii) one (1) so long as the Tencent Percentage (as defined below) is at least 10%,

with the “Tencent Percentage” meaning (x) the percentage of shares of the Company held by Tencent and its Affiliates over the total issued and outstanding ordinary shares of the Company, plus (y) the Indirect BITA Percentage (Tencent) (as defined below). The “Indirect BITA Percentage (Tencent)” means (x) the percentage of shares of the Company held by Bitauto and its Affiliates (including without limitation to Bitauto Hong Kong Limited) over the total issued and outstanding ordinary shares of the Company, multiplied by (y) the percentage of shares of Bitauto held by Tencent and its Affiliates (including without limitation to Dongting Lake Investment Limited, THL E Limited and Morespark Limited) over the total issued and outstanding shares of Bitauto.

(b)    the individual designated by JD for nomination or appointment as director of the Company from time to time (such individual, a “JD Designee”), so long as the JD Percentage (as defined below) is at least 10%, with the “JD Percentage” meaning (x) the percentage of shares of the Company held by JD and its Affiliates over the total issued and outstanding ordinary shares of the Company, plus (y) the Indirect BITA Percentage (JD) (as defined below). The “Indirect BITA Percentage (JD)” means (x) the percentage of shares of the Company held by Bitauto and its Affiliates (including without limitation to Bitauto Hong Kong Limited) over the total issued and outstanding ordinary shares of the Company, multiplied by (y) the percentage of shares of Bitauto held by JD.com, Inc. and its Affiliates (including without limitation to JD.com Global Investment Limited) over the total issued and outstanding shares of Bitauto.

(c)    To the extent that any of Sections 3.1 (a) or (b) above shall cease to be applicable as such Party is not entitled to nominate an individual for election as a director according to Section 3.1 (a) or (b) (as applicable) any longer, Such Party shall cause the director who would otherwise have been designated in accordance with the terms thereof to resign with immediate effect, unless the Board determines otherwise.

Section 3.2           Director Votes.

Each of the Parties undertakes and each Party shall cause its Controlled Affiliate to cause the directors appointed or nominated by such Parties to vote or execute consents, and take all other necessary or desirable actions (including without limitation attending all meetings of the Board in person or by proxy for purposes of obtaining a quorum but, in each case, only to the fullest extent permitted in accordance with fiduciary duties and any other applicable law) to (i) cause each of the Designated Directors to be designated for appointment or nomination to the Board, including to fill any vacancies, at any meeting of the Board at which a vote is held to appoint or nominate a director or otherwise pursuant to any written consent of the Board, and to call an annual general meeting or extraordinary general meeting of shareholders of the Company to elect the Designated Directors to the Board and (ii) prevent the removal of any Designated Director unless (i) such Party is directed to do so by the Party that designates the Designated Directors (the “Designating Shareholder(s)) in writing, and if so directed by the Designating Shareholder(s), to cause such removal and the appointment or nomination of a replacement Designated Director to be designated by the Designating Shareholder(s) in writing or (ii) for Cause, and in such event, to cause the appointment or nomination of a replacement Designated Director to be designated by the Designating Shareholder(s) in writing; provided, however, that each Party shall cause the Company to enter into a customary indemnification agreement with each of the Designated Directors.

Section 3.3           Failure to Designate a Board Member.

In the absence of any designation from a Party with the right to designate a director as specified hereunder, any such undesignated director seat shall remain vacant until such designee is chosen, and the remaining members of the Board shall continue to operate as a fully functioning Board and such vacancy shall not affect the constitution of the quorum of the Board meeting.

Section 4.          Right of First Offer

Section 4.1           Offering Notice.

If, during the Proxy Term, any Investor or its Controlled Affiliate (a “Selling Shareholder”) proposes to sell or transfer all or any portion of the Remaining Shares held by it other than sale to such Selling Shareholders’ Affiliate or Bitauto, it must first offer to sell or transfer (the “Offer”) such Subject Shares to Bitauto (the “Offeree”) by serving a written offer notice (the “Offering Notice”) on it, which notice shall set forth:

(a)          the number of Subject Shares proposed to be sold or transferred (the “Offered Shares”);

(b)          the proposed sale price per Subject Share for the Offered Shares (the “Offer Price”); and

(c)          all other material terms and conditions of the proposed sale or transfer.

Upon service of the Offering Notice, such Offer shall be irrevocable.

Section 4.2           Option; Exercise.

(a)     The Offer shall be open for acceptance by the Offeree for a period of five (5) Business Days after the receipt by the Offeree of the Offering Notice (the “Offer Period”), and the Offeree shall have the right to purchase all but not less than all of the Offered Shares at a purchase price per Subject Share equal to the Offer Price and upon the same terms and conditions set forth in the Offering Notice.

(b)    In the event that the Offeree shall elect to accept the Offer to purchase all of the Offered Shares, the Offeree shall serve a written notice on the Selling Shareholder to accept the Offered Shares that the Offeree is electing to purchase (“Sale Shares”). Such notice shall be received or deemed received by the Selling Shareholder prior to midnight of the last Business Day of the Option Period. The Offeree may designate one or more of its Affiliates to take up all of the Sale Shares under this Section 4, and, in such an event, the provisions under this Section 4 shall apply mutatis mutandis to such Affiliates. If the Offeree fails to give the Selling Shareholder the above notice within the Offer Period, the Offeree will be deemed to have given a notice that it does not elect to purchase the Offered Shares.

Section 4.3           Closing.

The closing of the purchase of the Sale Shares (the “ROFO Closing”) shall take place at such time and place as agreed by the Selling Shareholder and the Offeree but in any event no later than the seventh (7th) Business Day after receipt or deemed receipt of the Offeree’s written notice under Section 4.2(b) by the Selling Shareholder (or such other time as mutually consented to by the Selling Shareholder and the Offeree and such consent shall not be unreasonably withheld). At the ROFO Closing, the Selling Shareholder shall deliver such documents as required by the Offeree to transfer the legal and beneficial interests in the Sale Shares purchased by the Offeree from the Selling Shareholder to the Offeree and/or the Offeree’s designated Affiliates, including depositing the Sale Shares into an account of the relevant CCASS participant in accordance with the Offeree’s directions, if applicable. The Offeree shall make at the ROFO Closing payment in full in immediately available funds for the Sale Shares. At the ROFO Closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate to give effect to such sale or transfer.

Section 4.4           Sale to a Third Party.

(a)     If the Offeree does not elect to purchase the Offered Shares ( the “Unsold Shares”), the Selling Shareholder may offer to sell the Unsold Shares to any third party at a price and on the terms and conditions no more favourable than those of the Offer within sixty (60) Business Days after the ROFO Closing (if the Offeree has elected to purchase some of the Offered Shares) or after the date on which the Offeree has expressly waived its right to purchase or has elected not to purchase any of the Offered Shares. If the Selling Shareholder fails to complete such sale or transfer within the aforesaid period stipulated in the preceding sentence, no sale or transfer of such Unsold Shares or any part thereof may be made thereafter by the Selling Shareholder without again first offering the same to the Offerees in accordance with the provisions of this Section 4.

(b)    During the Proxy Term, any Investor or its Affiliate shall have the right to sell or otherwise transfer any Remaining Shares in accordance with this Section 4 and applicable laws and rules. Without the prior consent from Bitauto, any Investor or its Affiliate shall not sell or otherwise transfer any Subject Shares during the Proxy Term. Notwithstanding any other provisions hereunder, any shares of the Company held by any Investor from time to time that are not Subject Shares or Remaining Shares, at any time including any shares of the Company that the Investors and/or their Controlled Affiliates purchase or otherwise acquire after the Qualified IPO, shall not be subject to any restrictions or undertakings in this Agreement.

Section 5.          Lock-up Undertaking.

Save for the lending of shares pursuant to the stock borrowing agreement (as defined in the prospectus to be issued by the Company), during the term of Proxy Term, without the prior written consent of the Investors, Bitauto shall not, and shall procure that its Controlled Affiliates will not:

(a)    offer, pledge, charge, sell, contract or agree to sell, mortgage, charge, pledge, hypothecate, lend, grant or sell any option, warrant, contract or right to purchase, grant, or purchase any option, warrant, contract or right to sell, grant or agree to grant any option, right or warrant to purchase or subscribe for, lend or otherwise transfer or dispose of or create an encumbrance over, either directly or indirectly, conditionally or unconditionally, the Lock-up Shares;

(b)    enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of subscription or ownership (legal or beneficial) of the Lock-up Shares, or any interest therein;

(c)    enter into any transaction with the same economic effect as any transaction described in paragraphs (a) or (b) above; or

(d)    offer to or contract to or agree to announce, or publicly disclosure that it will or may enter into any such transaction described in paragraphs (a), (b) or (c) above, whether any such transaction described in (a), (b) or (c) above is to be settled by delivery of the Lock-up Shares, in cash or otherwise (whether or not the settlement or delivery of such Lock-up Shares will be completed within the term of this Agreement) unless otherwise required by the Listing Rules or the applicable laws.

Section 6.          Miscellaneous.

Section 6.1           Term.

This Agreement shall be effective as of the date of consummation of a Qualified IPO and shall continue in effect until and shall terminate upon the earliest of (i) the second anniversary of the consummation of a Qualified IPO, (ii) Bitauto and/or its Affiliate’s holding an aggregate number of more than 50% of the ordinary shares of the Company whereby Bitauto is able to consolidate the financial results of the Group Companies into Bitauto’s financial statements, and (iii) the aggregate number of the ordinary shares of the Company held by Bitauto and/or its Affiliate plus the Subject Shares accounting for less than 50% (inclusive) of the ordinary shares of the Company whereby Bitauto is not able to consolidate the financial results of the Group Companies into Bitauto’s financial statements any longer, unless otherwise unanimously agreed by the parties hereof in writing.

Section 6.2           Further Assurances.

The parties agree to (a) execute and deliver to each other such other documents and (b) do such other acts and things as a party may reasonably request for the purpose of carrying out the intent of this Agreement, and the documents to be delivered pursuant to this Agreement.

Section 6.3           Entire Agreement.

This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to the subject matter of this Agreement.

Section 6.4           Amendment.

This Agreement may only be amended, supplemented, or otherwise modified by the Parties in writing.

Section 6.5           Assignments and Successors.

The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

Section 6.6           No Third-Party Rights.

Other than the Parties hereto and their respective successors and assigns, no person who is not a party to this Agreement shall have any right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce any term of, or enjoy any benefit under, this Agreement.

Section 6.7           Specific Enforcement.

The Parties hereto acknowledges and agrees that the Parties hereto would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the any Party hereto could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a Party hereto may be entitled at law or in equity, such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to obtain temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches, without posting any bond or giving any other undertaking.

Section 6.8           Remedies Cumulative.

The rights and remedies of the parties are cumulative and not alternative.

Section 6.9           Governing Law.

This Agreement shall be governed by and construed under the Laws of Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), without regard to principles of conflict of laws thereunder.

Section 6.10         Dispute Resolution.

Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or invalidity thereof, shall, so far as it is possible, be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended by the rest of this Section 6.10. The appointing authority shall be Hong Kong International Arbitration Centre (“HKIAC”). The seat of the arbitration shall be Hong Kong. There shall be three (3) arbitrators. The Party initiating the arbitration, on the one hand, and the other parties against which arbitration is brought, on the other hand, shall be entitled to designate one arbitrator each. The two arbitrators shall consult with each other to agree upon the selection of a third arbitrator. The arbitration shall be conducted in the English language. Evidence and testimony may be presented in any language, including a language other than English providing it is accompanied by an English translation thereof (which translation shall have been certified and prepared or given at the sole cost of the Party offering such evidence or testimony). The arbitral award shall be in English writing and, unless the parties to the arbitration agree otherwise, shall state the reasons upon which it is based. The award shall be final and binding on the parties to the arbitration.

Section 6.11         Attorney’s Fees.

In the event any claim, action, suit, proceeding, arbitration, complaint, charge or investigation is brought in respect of this Agreement or any of the documents referred to in this Agreement, the prevailing party will be entitled to recover reasonable attorneys' fees and other costs incurred in such Proceeding, in addition to any relief to which such party may be entitled.

Section 6.12         No Waiver.

Neither any failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable laws, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be waived by a Party, in whole or in part, unless made in a writing signed by such Party; (b) a waiver given by a Party will only be applicable to the specific instance for which it is given; and (c) no notice to or demand on a Party will (i) waive or otherwise affect any obligation of that Party or (ii) affect the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

Section 6.13         Notices.

All notices and other communications required or permitted by this Agreement shall be in writing and will be effective, and any applicable time period shall commence, when (a) delivered to the following address by hand or by a nationally recognized overnight courier service (costs prepaid) addressed to the following address or (b) transmitted electronically to the following facsimile numbers or e-mail addresses, in each case marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address, or Person as a Party may designate by notice to the other parties):

Bitauto

New Century Hotel Office Tower 6/F

No. 6 South Capital Stadium Road

Beijing, 100044

The People’s Republic of China

Attention: Cynthia He

Facsimile: (86 10) 6849-2200

Tencent

c/o Tencent Holdings Limited

29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong

Attention: Compliance and Transactions Department

E-mail: legalnotice@tencent.com

JD

JD.com, Inc.

21/F, Building A, No.18 Kechuang 11th Street, Yizhuang Economic and Technological Development Zone, Daxing District, Beijing 101111, PRC

Attention: Legal Department (Mergers and Acquisitions Group)

Email: legalnotice@jd.com

Section 6.14         Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 6.15         Time of Essence.

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 6.16         Counterparts and Electronic Signatures.

(a)     This Agreement and other documents to be delivered pursuant to this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same agreement or document, and will be effective when counterparts have been signed by each of the parties and delivered to the other parties.

(b)     A manual signature on this Agreement or other documents to be delivered pursuant to this Agreement, an image of which shall have been transmitted electronically, will constitute an original signature for all purposes. The delivery of copies of this Agreement or other documents to be delivered pursuant to this Agreement, including executed signature pages where required, by electronic transmission will constitute effective delivery of this Agreement or such other document for all purposes.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Investors and the Proxyholder have caused this Voting Agreement to be duly executed, sealed and delivered as a deed as the day and year first above written.

PROXYHOLDER

executed, sealed and delivered as a deed by and in the name of BITAUTO HOLDINGS LIMITED by its duly authorised attorney in the presence of:-	) ) )

/s/ Witness	/s/ Bin Lin
Signature of Witness:	Signature of Authorised attorney

Name of Witness: Huguette Hu

Address:	Building 20, No. 56 Antuo Road

Anting Town, Jiading

Shanghai

PRC

[Signature Page to Voting Agreement]

INVESTOR

executed, sealed and delivered as a deed by and in the name of TENCENT HOLDINGS LIMITED by its duly authorised attorney in the presence of:-	) ) )

/s/ Peng Yanan	/s/ Na Huateng
Signature of Witness:	Signature of Authorised attorney

Name of Witness: Peng Yanan

Address:	38F, Tencent Building, No. 10000

Shennan Avenue, Shenzhen

[Signature Page to Voting Agreement]

INVESTOR

executed, sealed and delivered as a deed by and in the name of JD.COM, INC. by its duly authorised attorney in the presence of:-	) ) )

/s/ Liu Juexi	/s/ Liu Qiangdong
Signature of Witness:	Signature of Authorised attorney

Name of Witness: Liu, Juexi

Address:	21F, Building A, Headquarters

of JD.com Group, Beijing

[Signature Page to Voting Agreement]

Schedule 1
Investor	Number of Subject Shares*

Tencent	6.67% of the total issued and outstanding
shares upon the consummation of the
Qualified IPO

JD	3.33 % of the total issued and outstanding
shares upon the consummation of the
Qualified IPO.

* The number is based on the assumption of the 10% offering size of the Qualified IPO with full over-allotment exercised. The Remaining Shares held by Tencent and JD upon the consummation of the Qualified IPO will account for approximately 13.85% and 7.37% of the total ordinary shares of the Company, respectively.

If (i) the base offering size of the Qualified IPO (excluding the over-allotment option) is below 10%; (ii) the over-allotment option of the Qualified IPO is not exercised in full; or (iii) the shareholding of Bitauto and/or its Controlled Affiliate in the Company increases after the effectiveness of this Agreement, the number of the Subject Shares shall be adjusted downward proportionately. If there is any subsequent sale of any Subject Shares by an Investors and/or its Controlled Affiliates upon the prior consent of Bitauto, the number of the Subject Shares of such Investor shall be adjusted downward accordingly.